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                                                                   EXHIBIT 10.39

                               AMENDMENT NO. 1 TO
                             1998 STOCK OPTION PLAN

                               W I T N E S S E T H

         WHEREAS, the board of directors of LPA Holding Corp. (the "Corporation") has deemed it in the best interests of the Corporation and its shareholders to amend the provisions of the LPA Holding Corp. 1998 Stock Option Plan (the "Plan") to increase the number of Options (as defined in the Plan) available for grant thereunder from 60,074 to 725,000.

         NOW THEREFORE,

         Section 1.   Amendment.

                  (a) Section 4(f) of the Plan is hereby amended by deleting the second sentence of such Section and replacing it in its entirety as follows:

                  "Subject to any equitable adjustments for Recapitalizations pursuant to Section 14, the number of Shares subject at any one time to Options granted under this Plan, and the number of Shares theretofore issued and delivered pursuant to the exercise of Options granted under this Plan, shall be 725,000 Shares"

         Section 2.   Miscellaneous.

                  (a) Except as modified by this amendment, the Plan shall remain in full force and effect, enforceable in accordance with its terms. This amendment is not a consent to any waiver or modification of any other terms or conditions of any agreements, instruments or documents referred to in the Plan and shall not prejudice any right or rights which the parties thereunder may now or hereafter have under or in connection with the Plan or any of the instruments or documents referred to therein.

                  (b) This amendment shall be governed and construed in accordance with the laws of the State of New York.